Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 15, 2021 relating to the consolidated financial statements which appeared in American International Holdings Corp.’s Annual Report on Form 10-K for the year ended December 31, 2020 and the years ended December 31, 2020 and 2019 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

Houston, TX

October 6, 2021